Date: 27 Feb 2004

FMCH Foshan Maternal and Children's Hospital (FMCH)
PMSHK Proactive Medicare Services (HK) Ltd.

1 FMCH & PMSHK agree to establish a VIP Birthing and Outpatient Centre on the 8th Floor of FMCH's new hospital building. PMSHK will oversee the design and act as a management Consultant. The services provided are:
   1.1 VIP obstetrics & gynaecology outpatient services
   1.2 Anetnatal health services
   1.3 Labor/Delivery/Recover (LDR) in-patient services and counseling services
   1.4 Minor obstetric operation
   1.5 Antenatal education
   1.6 Antenatal and post-natal health care services

2 The management of legal person, human resources, medical operation and disputes will be handled by FMCH. FMCH will insure the medical practitioners and the patients of the Centre, and the premium will be settled by the Centre. PMSHK will be the overall business and medical consultant. PMSHK will also be responsible for business development, marketing promotion, customer service and liaising with Johns Hopkins Hospital and/or other consultancy units.

3 FMCH's responsibilities and commitments:
   3.1 FMCH will be responsible for liaising and coordinating with other departments in the hospital and the central & provincial government departments.
   3.2 FMCH will provide the floor space of the 8/F of the new FMCH hospital building as the Birthing Centre.
   3.3 FMCH will appoint a team of (3-5) physicians and a team of (16-20) health care personnel as the core team of the birthing centre. The team members have to be relatively stable. The appointment of personnel has to be discussed and mutually agreed to. The team members will be part of FMCH's organization. The salary, medical and fringe benefit of the team will be set with reference to the standard of other staff members at FMCH and charged to the Birthing Centre. If the Birthing Centre's income is insufficient to pay the medical staff, PMSHK will supplement. The amount paid by PMSHK will be charged to the Centre in the following months.
   3.4 FMCH will supply water, electricity, oxygen, gas and tele-communication service; disinfectant & catering services, etc. The expenses will be absorbed by the Centre.
   3.5 FMCH will purchase medicines and consumables for the Centre Expenses will be absorbed by the Centre.

3.6 FMCH will insure the Centre against General Accident which covers any loss and damages resulting from accidents. The premium will be absorbed by the Centre.

3.7 The Centre will have independent financial accounts.

3.8 During the period of cooperation, FMCH will not develop a similar unit in the hospital.

4 PMSHK's responsibilities and commitments:

4.1 PMSHK will liaise with Johns Hopkins Hospital and arrange the exchange between the personnel of JHH and FMCH. PSMHK will arrange training of the medical practitioners.

4.2 PMSHK will ensure the Birthing Centre to obtain the authorization of using the name "Johns Hopkins". The loyalty payment and the consultancy fee will be settled by the Centre.

4.3 PMSHK will be responsible for the design and the renovation of the Centre. All costs incurred will be absorbed by PMSHK.

4.4 PMSHK will be responsible for purchasing and paying for all necessary facilities for the Centre. (See Appendix II – List of facilities)

4.5 PMSHK will be responsible for the maintenance of the facilities provided.

4.6 Medical Training

PMSHK will invite experts from JHH to visit FMCH and perform on-site training to the medical staff at the Centre. PMSHK will also responsible for organizing and coordinating the medical staff to attend training at JHH and/or related medical institutions.

4.6.1 In the first year, two physicians and one nurse will be sent to Johns Hopkins Hospital to attend training.

4.6.2 In the first year, nurse specialist from JHH will be sent to FMCH to conduct 10-day training. Clinical nurse specialist will be sent annually by PMSHK to conduct 10-day training at FMCH as well.

4.6.3 In the first year, physician from JHH will conduct 5-day on-site training at FMCH. Afterwards, JHH will set up 24-hour hotline for the physicians at FMCH to enable them to contact JHH.

4.6.4 Apart from the above, all training cost related to JHH will be settled by the Hospital. If FMCH would like to send their medical practitioners to be trained at JHH, PSMHK will coordinate and all costs incurred will be charged to FMCH.

4.7 Business Development and Hospital Management

PSMHK is responsible for sending hospital management experts to visit FMCH and provide guidance on the management and services of the Centre.

4.7.1 PSMHK will provide annual business development plan to ensure the birthing centre can obtain certain financial reward.

4.7.2 PSMHK regularly participates in the hospital's management and business

development meeting.

4.7.3 PSMHK will send clinical nurse specialist to participate in the operation of the centre and to improve the management efficiency and the services provided.

4.7.4 PSMHK will provide total quality management training once a year.

4.7.5 PSMHK will provide annual evaluation report on the service and operation of the centre.

4.8 PSMHK will provide advance medical software

According to the standard of JHH and the demand of China, PSMHK will provide gynecology clinical management software, with regular upgrade and maintenance.

5 Cooperation

5.1 PSMHK and FMCH will fully cooperate and establish a continuous development programme for the medical staff.

6 The contractual period will initially be 10 years, starting from 2004 to 2014.

6.1 After the contract has been completed, the investment of PSMHK, i.e. the ownership of the renovation and the facilities will be transferred to FMCH.

6.2 The contract could be extended if both parties agree.

7 During the contractual period, PSMHK will obtain consultancy fee, training fee, the rent for the facilities, etc. (See attachment I)

8 Any unresolved issues will be discussed by both parties and covered by an addendum.

9 After the commencement of the contract:

9.1 If the project has been disapproved by the authority, the contract will be automatically terminated. The loss of the initial investment will be borne by both parties.

9.2 PSMHK is responsible for inviting JHH to send representatives to conduction evaluation on the project, which will contribute to JHH's final decision to be the consultant of the Centre.

Appendix I

1. Revenue: Deduct the expenses (as listed in the letter of intent) from the total income of the centre

The first year:	FMCH 20%; PMSHK 80%
The second year:	FMCH 23%; PMSHK 77%
The third year:	FMCH 33%; PMSHK 67%
The forth year:	FMCH 43%; PSMHK 57%
The fifth to the tenth year:	FMCH 50%; PSMHK 50%

2. PSMHK will transfer 3% of the revenue to FMCH as the performance bonus of the medical practitioners at the Birthing Centre.

3. Both parties will get the revenue monthly.

4. This page is part of the contract.